Exhibit 99.1

Flextronics Inventory Purchase Agreement

This Flextronics Inventory Purchase Agreement (“Agreement”) is entered into this 8 day of May 2008 by and between Gateway Pro Partners, LLC having its place of business at 906 E. Karcher Rd, Nampa, Idaho 83687 ("Customer") and Flextronics Computing Mauritius Limited, having its place of business at 210 St. James Court, Rue St. Denis, Port Louis Mauritius ("Flextronics").

Customer desires to engage Flextronics to purchase certain inventories as further set forth in this Agreement. The parties agree as follows:

1)	INVENTORY PURCHASING AGREEMENT
a)

In an effort to assist MPC with short term cash flow, Flextronics will purchase certain inventory deemed commercially available inventory (“Common”) such as CPU’s, Memory, HDD’s, and Video cards from MPC.

b)	A detailed listing of this inventory which must include MPC Part Number, description, Quantity, Location, and Last Purchased Price Paid, will be supplied by Customer to Flextronics.

c)	This inventory must be current (“Active”) product within current production and can only be in full box quantities.

i)	Active is described as the quantities under consideration which would be consumed by production within the next 90 days from the execution of this agreement.

d)	Flextronics reserves the right to review this material listing and reject/refuse any part number which it determines in its reasonable discretion is not Common to production, or is not Active.

e)	Target value on inventory to be purchased under this Agreement is $10M. The actual value may change due to review and acceptance of the material list by Flextronics.

f)

Customer assumes full liability for the repurchase of all material under this agreement if it is not used in production within 90 days after purchase. In such case, MPC is required to issue a purchase order and take possession of any such outstanding inventory.

g)	All interest charges and management fees will be added to the existing management fee billing which occurs at the end of each calendar month.

h)	Customer will assume full financial responsibility for this Flextronics owned material, except to the extent any loss or damage is caused by Flextronics.

i)	If material is missing, stolen, or defective, Customer will be required to issue purchase orders at the end of each business day for said material once the daily cycle counts are completed.

i)

All transactions out of the Flextronics controlled area will be processed using Customer personnel. Physical Inventories of the Flextronics controlled area(s) are to be conducted by Customer employees daily and reviewed by Flextronics personnel. Except to the extent a loss was caused by Flextronics, Customer will issues PO’s as the end of each day for all quantities issued and discrepancies found. Flextronics will transact and invoice daily upon the receipt of these PO’s.

j)	Flextronics will perform inventory audits twice per week. Any discrepancies, once confirmed with Customer management, will be resolved within 24 hours.

k)	All material is to be received and issued in ‘full box’ quantities.

2)	FEES/CHARGES
a)	Customer will incur a monthly interest cost of 1.5% on the inventory valuation at the end of the month beginning the first month from the execution of this agreement.
i)	his interest cost will remain in effect until the entire inventory under this agreement has been repurchased.
ii)	The first month’s management will be prorated from the execution date.

b)	Customer will incur a monthly management fee of 0.25% on the inventory valuation at the end of the month beginning the first month from the execution of this agreement.
i)	This management fee will remain in effect until the entire inventory under this agreement has been repurchased.
ii)	The first month’s management will be prorated from the execution date.

3)	PAYMENT
a)

Customer agrees to pay all invoices in U.S. Dollars within thirty (30) days of the date of the invoice. Customer will have a five day grace period, after which late payment fees (as defined in Section 3.6) shall apply. The goal of the parties is to allow Customer payment terms of net forty-five (45) days from the date of Flextronics invoice, however, Customer understands and agrees that evaluation of credit and payment terms will be based on Flextronics standard credit review procedures. Flextronics agrees that net forty-five (45) day payment terms will be offered when Customer qualifies based on Flextronics’s standard credit terms, as determined in Flextronics sole discretion. Payment terms will be reviewed on a monthly basis.

4)	LATE PAYMENT

a)

Customer agrees to pay one and one-half percent (1.5%) monthly interest on all late payments. Furthermore, if Customer is late with payments, or Flextronics has reasonable cause to believe Customer may not be able to pay, Flextronics may (a) stop all Work under this Agreement until assurances of payment satisfactory to Flextronics are received or payment is received; (b) demand prepayment for purchase orders; (c) delay shipments; and (d) to the extent that Flextronics’s personnel cannot be reassigned to other billable work during such stoppage and/or in the event restart cost are incurred, invoice Customer for additional fees before the Work can resume. Customer agrees to provide all necessary financial information required by Flextronics from time to time in order to make a proper assessment of the creditworthiness of Customer.

5)	COUNTERPARTS
a)	This Agreement may be executed in counterparts.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized representatives as of the Effective Date.

GATEWAY PRO PARTNERS, LLC	FLEXTRONICS:

By:	/s/ Doug Ellis	By:	/s/ Steve Luther
Title:	VP, Supply Chain Ops	Title:	Director, GPM
MPC Computers
5/8/08